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                                                                   EXHIBIT 8.1

                                 March 10, 2000

Pathnet, Inc.
1015 31st Street, N.W.
Washington, D.C.  20007

                     Re: Registration Statement on Form S-1
                         (Registration No. 333-91469)

Ladies and Gentlemen:

            We have acted as United States federal income tax counsel for Pathnet, Inc., a Delaware corporation (the "Company"), in connection with the guarantee by Pathnet Telecommunications, Inc. ("Pathnet Telecom") of $350,000,000 aggregate principal amount of the Company's 12 1/4% Senior Notes due 2008 (the "Notes"), and the waiver and amendment of certain provisions of the Indenture governing the Notes.

            We are giving this opinion in connection with a registration statement on Form S-1, filed on November 22, 1999 (Registration No. 333-91469) and Amendment No. 1 thereto, filed on December 16, 1999, and Amendment No. 2 thereto, filed on February 22, 2000 and Amendment No. 3 thereto, filed on the date hereof (as so amended, the "Registration Statement"), relating to the offering of the Guarantees of Pathnet Telecom and the proposed waivers and amendments to the Indenture. Capitalized terms used but not defined in this letter have the respective meanings ascribed to them in the Registration Statement.

            In rendering our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such agreements and other documents as we have deemed relevant and necessary and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We understand and assume that (i) each such agreement represents the valid and binding obligation of the respective parties to such agreement, enforceable in accordance with its respective terms and the entire agreement between the parties with respect to the subject matter of such agreement, (ii) the parties to each agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained in such agreement, and (iii) the transactions provided for by each agreement were and will be carried out in accordance with their terms. We also understand and assume that the


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Pathnet, Inc.
March 10, 2000
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Guarantees and waivers of and amendments to the Indenture will be effectuated in the manner and in accordance with the terms set forth in the Registration Statement.

            We also have relied upon representations by the Company regarding certain factual matters. If any of such representations are incorrect in whole or in part, such inaccuracies may have a material adverse affect upon our opinion set forth in this letter.

            The opinion set forth in this letter is limited to the Internal Revenue Code of 1986, as amended (the "Code"), administrative rulings, judicial decisions, Treasury regulations and other applicable authorities, all as in effect on the date of this letter. The statutory provisions, regulations and interpretations upon which our opinion is based are subject to change, and such change could apply retroactively. Any such change could affect the continuing validity of the opinion set forth in this letter. We assume no responsibility to advise you of any subsequent changes in existing law or facts, nor do we assume any responsibility to update this opinion with respect to any matters expressly set forth in this letter, and no opinions are to be implied or may be inferred beyond the matters expressly so stated.

            The opinion set forth in this letter has no binding effect on the United States Internal Revenue Service or the courts of the United States. No assurance can be given that, if the matter were contested, a court would agree with the opinion set forth in this letter.

            Based upon and subject to the foregoing, the discussion set forth in the Registration Statement under the heading "Federal Income Tax Consequences" constitutes our opinion with respect to such matters, except as to matters upon which we have expressly declined to express an opinion, as stated therein. While such discussion addresses the material anticipated United States federal income tax consequences applicable to certain holders, it does not purport to address all United States federal income tax consequences and our opinion is limited to those United States federal income tax consequences specifically addressed therein.

            In giving the foregoing opinion, we express no opinion other than as to the federal income tax laws of the United States of America.

            We are furnishing this letter to you in connection with the Registration Statement, and the opinion set forth herein is solely for your benefit, and for the benefit of the holders of the Notes, in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and the discussion of our opinions in the Prospectus contained in the Registration Statement. In giving this consent, we do not thereby concede that we are within the category of persons whose consent is required by the Securities Act of 1933, as amended, or the General Rules and Regulations promulgated thereunder.